EXHIBIT 5




                                January 22, 1998





Alberto-Culver Company
2525 Armitage Avenue
Melrose Park, Illinois  60160

Ladies and Gentlemen:

                       REGISTRATION STATEMENT ON FORM S-3

         I have represented Alberto-Culver Company, a Delaware corporation (the "Company"), in connection with a registration statement on Form S-3 (the "registration statement") filed under the Securities Act of 1933 for the purpose of registering under that Act 500,000 shares of Class B Common Stock, $.22 par value (the "Shares"), which may be offered and sold from time to time for the account of Leonard H. Lavin and Bernice E. Lavin. In this connection, I have examined originals or copies certified or otherwise identified to my satisfaction of such documents, corporate and other records, certificates and other papers as I deemed it necessary to examine for the purpose of this opinion.

         Based on such examination, it is my opinion that the Shares covered by the registration statement constitute legally issued, fully paid and non-assessable shares of common stock of the Company.

         I consent to the filing of this opinion as an exhibit to the registration statement. In giving this consent I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                                         Very truly yours,

                                                         /S/ GARY P. SCHMIDT
                                                         ---------------------
                                                         Gary P. Schmidt, Esq.

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